UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Fortress Transportation and Infrastructure Investors LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC

May 6, 2016

Dear Fellow Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Fortress Transportation and Infrastructure Investors LLC (the “Annual Meeting”) to be held at The Hilton Hotel, 1335 Avenue of the Americas, New York, New York, on June 15, 2016, at 9:00 a.m., Eastern Time. The matters to be considered by the shareholders at the Annual Meeting are described in detail in the accompanying materials.

IT IS IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON. Let me urge you to vote today by Internet, by telephone or by completing, signing and returning your proxy card in the envelope provided.

PLEASE NOTE THAT YOU MUST FOLLOW THESE INSTRUCTIONS IN ORDER TO ATTEND AND BE ABLE TO VOTE AT THE ANNUAL MEETING: All Shareholders may vote in person at the Annual Meeting. In addition, any shareholder may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person as the proxy with power to vote your shares on your behalf. If you are a beneficial owner of shares, you must take the following three steps in order to be able to attend and vote at the Annual Meeting: (1) obtain a legal proxy from your broker, bank or other holder of record and present this legal proxy to the inspector of elections along with your ballot, (2) contact our Investor Relations department to obtain an admission card and present this admission card to the inspector of elections and (3) present an acceptable form of photo identification, such as a driver’s license or passport, to the inspector of elections.

Sincerely,

Joseph P. Adams, Jr.
Chairman of the Board of Directors

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC

NOTICE OF THE 2016 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Fortress Transportation and Infrastructure Investors LLC:

The annual meeting of shareholders of Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company, will be held at The Hilton Hotel, 1335 Avenue of the Americas, New York, New York, on June 15, 2016, at 9:00 a.m., Eastern Time (the “Annual Meeting”). The matters to be considered and acted upon by shareholders at the Annual Meeting, which are described in detail in the accompanying materials, are:

(i)	a proposal to elect two Class I directors to serve until the 2019 annual meeting of shareholders and until their successors are duly elected or appointed and qualified;

(ii)	a proposal to approve the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2016; and

(iii)	any other business properly presented at the Annual Meeting.

Shareholders of record at the close of business on April 25, 2016 will be entitled to notice of and to vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. A Proxy Statement, proxy card and self-addressed envelope are enclosed. Return the proxy card promptly in the envelope provided, which requires no postage if mailed in the United States. You can also vote by telephone or by the Internet by following the instructions provided on the proxy card. Whether or not you plan to attend the Annual Meeting in person, please vote by one of these three methods. If you are the record holder of your shares and you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

/s/ Cameron D. MacDougall
Cameron D. MacDougall
Secretary

1345 Avenue of the Americas

45th Floor

New York, New York 10105

May 6, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 15, 2016:

The Notice of Annual Meeting, Proxy Statement and the Annual Report on Form 10-K

are available on the Investor Relations section of our website at

www.ftandi.com.

i

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC

1345 Avenue of the Americas, 45th Floor,

New York, New York 10105

PROXY STATEMENT

For the 2016 Annual Meeting of Shareholders to Be Held on

June 15, 2016

This Proxy Statement and the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of Fortress Transportation and Infrastructure Investors LLC, a Delaware limited liability company, for use at the Annual Meeting to be held on June 15, 2016 and any adjournments or postponements thereof. “We,” “our,” “us,” “the Company” and “FTAI” each refers to Fortress Transportation and Infrastructure Investors LLC. The mailing address of our executive office is 1345 Avenue of the Americas, 45th Floor, New York, New York 10105. This Proxy Statement, the accompanying proxy card and the notice of annual meeting are first being mailed to holders of common shares representing limited liability company interests of the Company (the “Common Shares”), on or about May 6, 2016.

At the date hereof, management has no knowledge of any business that will be presented for consideration at the Annual Meeting and which would be required to be set forth in this Proxy Statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Shareholders. If any other matter is properly presented at the Annual Meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Matters to be considered at the Annual Meeting

At the Annual Meeting, shareholders of the Company’s Common Shares will vote upon:

(i)	a proposal to elect two Class I directors to serve until the 2019 annual meeting of shareholders and until their successors are duly elected or appointed and qualified;

(ii)	a proposal to approve the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2016; and

(iii)	any other business that may properly come before the annual meeting of shareholders or any adjournment of the annual meeting.

GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

The enclosed proxy is solicited by and on behalf of our Board of Directors. The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone or otherwise. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record as of the close of business on April 25, 2016, and will provide reimbursement for the cost of forwarding the material.

Shareholders Entitled to Vote

As of April 25, 2016, there were 75,730,165 Common Shares outstanding and entitled to vote. Each Common Share entitles the holder to one vote. Shareholders of record at the close of business on April 25, 2016 are entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company LLC, you are considered the shareholder of record with respect to those shares, and these proxy materials were sent directly to you by the Company.

Street Name Holders. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials were forwarded to you by your bank or broker. The bank or broker holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct your bank or broker on how to vote the shares held in your account. If you wish to attend the Annual Meeting, you will need to obtain a “legal proxy” from your bank or broker.

Required Vote

A quorum will be present if the holders of a majority of the outstanding shares entitled to vote are present, in person or by proxy, at the Annual Meeting. If you have returned a valid proxy or if you hold your shares in your own name as holder of record and attend the Annual Meeting in person, your shares will be counted as present for the purpose of determining whether there is a quorum. Abstentions and broker “non-votes” (as described below) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting or by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.

For the election of the nominees to our Board of Directors, the affirmative vote of a plurality of the votes cast at the Annual Meeting is sufficient to elect the nominee if a quorum is present. For the approval of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve such matter.

Broker non-votes are instances where a broker holding shares of record for a beneficial owner does not vote the shares because it has not received voting instructions from the beneficial owner and therefore is precluded by the rules of the New York Stock Exchange (“NYSE”) from voting on a particular matter. Under NYSE rules, when a broker holding shares in “street name” does not receive voting instructions from a beneficial owner, the broker has discretionary authority to vote on certain routine matters but is prohibited from voting on non-routine matters. Brokers who do not receive instructions are entitled to vote on the ratification of the appointment of the independent registered public accounting firm.

A vote “withheld” from a director nominee or a broker non-vote on a director nominee will have no effect on the outcome of the vote because it will not be counted in the number of votes cast on a matter and a plurality of the votes cast at the Annual Meeting is required for the election of each director. Similarly, if you abstain from voting or there is a broker non-vote on the ratification of the appointment of the independent registered public accounting firm, your abstention or the broker non-vote will not affect the outcome because abstentions and broker non-votes are not counted as votes cast.

If the enclosed proxy is properly executed and returned to us in time to be voted at the Annual Meeting, it will be voted as specified on the proxy unless it is properly revoked prior thereto. If no specification is made on the proxy as to any one or more of the proposals, the Common Shares represented by the proxy will be voted as follows:

(i)	FOR the election of the nominees to our Board of Directors;

(ii)	FOR the approval of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016; and

(iii)	in the discretion of the proxy holder on any other business that properly comes before the Annual Meeting or any adjournment or postponement thereof.

As of the date of this Proxy Statement, we are not aware of any other matter to be raised at the Annual Meeting.

Voting

Shareholders of Record. If you are a shareholder of record, you may instruct the proxies to vote your shares by telephone, by the Internet or by signing, dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may vote your Common Shares in person at the Annual Meeting.

Street Name Holders. If you are a street name holder, you will receive instructions from your bank or broker that you must follow to be able to attend the Annual Meeting or to have your shares voted at the Annual Meeting.

Right to Revoke Proxy

Shareholders of Record. If you are a shareholder of record, you may revoke your proxy instructions through any of the following methods:

•	send written notice of revocation, prior to the Annual Meeting, to our Secretary, Mr. Cameron D. MacDougall, at Fortress Transportation and Infrastructure Investors LLC, 1345 Avenue of the Americas, 45th Floor, New York, New York 10105;

•	sign, date and mail a new proxy card to our Secretary;

•	dial the number provided on the proxy card and vote again;

•	log onto the Internet site provided on the proxy card and vote again; or

•	attend the Annual Meeting and vote your shares in person.

Street Name Holders. If you are a street name holder, you must contact your bank or broker to receive instructions as to how you may revoke your proxy instructions.

Copies of Annual Report to Shareholders

A copy of our Annual Report on Form 10-K for our most recently completed fiscal year, which has been filed with the Securities and Exchange Commission (the “SEC”), will be mailed to shareholders entitled to vote at the Annual Meeting who have elected to receive a hard copy of the proxy materials and is also available without charge to shareholders upon written request to: Fortress Transportation and Infrastructure Investors LLC, 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations. You can also find an electronic version of our Annual Report on the Investor Relations section of the FTAI website (www.ftandi.com).

Voting Results

Broadridge Financial Solutions, Inc., our independent tabulating agent, will count the votes and act as the Inspector of Election. We will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days of the Annual Meeting.

Confidentiality of Voting

We keep all proxies, ballots and voting tabulations confidential as a matter of practice. We permit only our Inspector of Election, Broadridge Financial Solutions, Inc., to examine these documents.

Recommendations of the Board of Directors

The Board of Directors recommends a vote:

(i)	FOR the election of the nominees to our Board of Directors; and

(ii)	FOR the approval of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2016.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The first proposal is to elect two Class I directors to serve until the 2019 annual meeting of shareholders and until their respective successors are duly elected or appointed and qualified.

Our Limited Liability Company Agreement, as amended (the “LLC Agreement”), authorizes the number of directors to be not less than three, nor more than nine. The number of directors on the board is currently fixed at five. Our Board of Directors is divided into three classes. The members of each class of directors serve staggered three-year terms.

Our current Board of Directors is classified as follows:

Class	Term Expiration	Director	Age
Class I	2016	Paul R. Goodwin	73
		Ray M. Robinson	68
Class II	2017	Joseph P. Adams, Jr.	58
		Martin Tuchman	75
Class III	2018	Kenneth J. Nicholson	45

Wesley R. Edens had been Chairman of our Board of Directors since our initial public offering (the “IPO”) in May 2015. He resigned from his positions as Chairman and director on May 2, 2016, effective immediately. On May 2, 2016, the Board of Directors unanimously appointed our current Chief Executive Officer, Joseph P. Adams, Jr., as our new Chairman, and Kenneth J. Nicholson as a new Class III director, each effective immediately upon Mr. Edens’ resignation. Mr. Nicholson will hold office until the 2018 annual meeting of shareholders and until his successor is duly elected and qualified, subject to earlier retirement, resignation or removal.

The Board of Directors has unanimously proposed Paul R. Goodwin and Ray M. Robinson as nominees for election as Class I directors. The director nominees currently serve on our Board of Directors. If elected at the Annual Meeting, each of Messrs. Goodwin and Robinson will hold office until the 2019 annual meeting of shareholders and until their successors are duly elected or appointed and qualified, subject to earlier death, resignation or removal. Unless otherwise instructed, we will vote all proxies we receive FOR Paul R. Goodwin and Ray M. Robinson. If either of the nominees becomes unable to stand for election as a director, an event that our Board of Directors does not presently expect, the proxy will be voted for a replacement nominee if one is designated by our Board of Directors.

The Board of Directors recommends that you vote FOR the election of Paul R. Goodwin and Ray M. Robinson to serve as our Class I directors until the 2019 annual meeting of the shareholders and until their successors are duly elected or appointed and qualified.

Information Concerning Our Directors, Including the Director Nominees

Set forth below is certain biographical information for our directors, including the director nominees, as well as the month and year each person was first elected as one of our directors.

Each of our directors was selected because of the knowledge, experience, skill, expertise and diversity the director contributes to the Board of Directors as a whole. Our directors have extensive familiarity with our business and experience from senior positions in large, complex organizations. In these positions, they gained core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management, and leadership development. The Nominating and Corporate Governance Committee believes that each of the directors also has key attributes that are important to an effective Board of Directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to service on the Board of Directors and its committees.

Joseph P. Adams, Jr. Chief Executive Officer and Director since May 2015; Chairman since May 2016	Mr. Adams is our Chief Executive Officer and has served on our Board of Directors since May 2015, and he became the Chairman of our Board of Directors in May 2016. He is a member of the Management Committee of Fortress and is a Managing Director at Fortress within the Private Equity Group. He has served as a member of the board of directors of Seacastle, Inc., SeaCube Container Leasing Ltd., Aircastle Limited and RailAmerica Inc. Previously, Mr. Adams was a partner at Brera Capital Partners and at Donaldson, Lufkin & Jenrette where he was in the transportation industry group. In 2002, Mr. Adams served as the first Executive Director of the Air Transportation Stabilization Board. Mr. Adams received a B.S. in Engineering from the University of Cincinnati and an M.B.A. from Harvard Business School. Mr. Adams’ experience, including his role serving as Deputy Chairman on a number of boards for portfolio companies of Fortress, provides the Board with valuable insights into how boards at other companies address issues similar to those faced by the Company. In addition, his experience as a private equity investor and investment and merchant banker provides the Board with valuable guidance on financial, strategic planning and investor relations matters, particularly as it relates to transportation related industries.

Paul R. Goodwin Director since May 2015	Mr. Goodwin has served on our Board of Directors since May 2015. He has been a member of the board of directors of SeaCube Container Leasing Ltd, since 2009 (which went private in 2013). Mr. Goodwin also served on the board of directors of RailAmerica, Inc. from October 2009 through October 2012, on the board of directors of Manhattan Associates, Inc. from April 2003 through May 2011, and on the board of directors of the National Railroad Retirement Investment Trust from 2003 through 2006. From June 2003 through 2004, Mr. Goodwin served as a consultant to CSX Corporation, which, through its subsidiaries, operates the largest rail network in the eastern United States. From April 2000 until June 2003, Mr. Goodwin served as vice-chairman and chief financial officer of CSX Corporation. Mr. Goodwin started with CSX Corporation in 1965 and held various senior management positions with entities affiliated with CSX Corporation group, including executive vice president and chief financial officer, senior vice president finance and planning and executive vice president of finance and administration. Mr. Goodwin graduated from Cornell University with a Bachelor of Civil Engineering and received an MBA from George Washington University. Mr. Goodwin’s approximately fifty years of experience, including serving as vice-chairman and chief financial officer of CSX Corporation, is highly relevant to the Company. His experience provides the board of directors with a deep understanding of the freight railroad business and also provides financial expertise to the board of directors, including an understanding of financial accounting and reporting, including internal controls, and corporate finance and capital markets.

Kenneth J. Nicholson Director effective June 2016	Mr. Nicholson has served on our Board of Directors since May 2016. Mr. Nicholson is a Managing Director at Fortress Investment Group LLC focusing on investments in the transportation, infrastructure and energy industries, including investments made by Fortress Transportation and Infrastructure Investors LLC. He joined Fortress in May 2006. Previously, Mr. Nicholson worked in investment banking at UBS Investment Bank and Donaldson, Lufkin & Jenrette where he was a member of the transportation industry group. Mr. Nicholson holds a B.S. in Economics from the Wharton School at the University of Pennsylvania. As a result of his past experiences, Mr. Nicholson has extensive credit, private equity finance and management expertise. These factors and his other qualifications and skills, led our Board of Directors to conclude that Mr. Nicholson should serve as a director.

Ray M. Robinson Director since May 2015	Mr. Robinson has served on our Board of Directors since May 2015. Mr. Robinson has been the non-executive chairman of Citizens Trust Bank since May 2003. From 1996 to 2003 he served as the President of the Southern Region of AT&T Corporation. Mr. Robinson is a director of Aaron’s Inc. (Non-Executive Chairman), Acuity Brands Inc., American Airlines Group Inc. and Avnet, Inc. and was previously a director of Choicepoint Inc., Mirant Corporation, and RailAmerica, Inc. He was the president of Atlanta’s East Lake Golf Club from May 2003 to December 2005, and has been President Emeritus since December 2005. Mr. Robinson was the Chairman of Atlanta’s East Lake Community Foundation from November 2003 to January 2005 and has been Vice Chairman since January 2005. Mr. Robinson was selected as a director because of his extensive service on other public company boards, sales and marketing experience gained through senior leadership positions, extensive operational skills from his tenure at AT&T, and longstanding involvement in civic and charitable leadership roles in the community.

Martin Tuchman Director since May 2015	Mr. Tuchman has served on our Board of Directors since May 2015. Mr. Tuchman is Chief Executive Officer of the Tuchman Group, which oversees holdings in real estate, banking and international shipping, and has headed Kingstone Capital V, a private investment group, since 2007. He served on the board of directors of Horizon Lines, Inc. from November 2011 to May 2015 and on the board of directors for SeaCube Container Leasing Ltd. from March 2011 to April 2013. Mr. Tuchman served as the Vice Chairman of the First Choice Bank in Lawrenceville, N.J. from December 2008 to April 2015, and serves as Chairman of First Choice Bank since April 2015. In 1968, after helping develop the current standard for intermodal containers and chassis in connection with the American National Standards Institute, Mr. Tuchman co-founded Interpool, Inc., a leading container leasing business, which was sold to funds affiliated with Fortress, in 2007. In 1987, Mr. Tuchman formed Trac Lease, a chassis leasing company which was subsequently merged into Interpool, Inc. Mr. Tuchman holds a Bachelor of Science degree in Mechanical Engineering from the New Jersey Institute of Technology and an M.B.A. from Seton Hall University. Mr. Tuchman’s experience in the container leasing and shipping industry and as Chief Executive Officer of The Tuchman Group provides the board with valuable insights on the financial and strategic planning matters, particularly as they relate to transportation related industries.

Compensation of Directors

The total annual compensation generally payable to our non-employee directors is $150,000. In addition, we pay an annual fee to the chair of the Audit Committee of $10,000. We also made a one-time payment of $9,000 in 2015 to each of Messrs. Goodwin and Robinson in respect of their services on a committee of the Board of Directors created to explore certain transactions. Fees to non-employee directors may be made by issuance of Common Shares, based on the value of such Common Shares at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent and such shares are granted pursuant to a shareholder-approved plan or the issuance is otherwise exempt from NYSE listing requirements. Each non-employee director also received an initial one time grant of fully vested options to purchase 5,000 Common Shares under our Nonqualified Stock Option and Incentive Award Plan upon the date of the first meeting of our Board of Directors attended by such director. Affiliated directors are not separately compensated by us. All members of the Board of Directors are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board of Directors.

Director Compensation Table for 2015

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	Total
Paul R. Goodwin(2)	$—	$112,750	$8,029	$120,779
Ray M. Robinson	$102,750	$—	$8,029	$110,779
Martin Tuchman	$93,750	$—	$8,029	$101,779

(1)	Pursuant to our Nonqualified Stock Option and Incentive Award Plan, each non-employee director received an initial one-time grant of options to purchase 5,000 Common Shares, exercisable on the grant date, at the first meeting of the board of directors attended by the director. The amounts in this column reflect the grant date fair value (computed in accordance with FASB ASC Topic 718) of these options. As of December 31, 2015, each of our non-employee directors held fully vested options to purchase 5,000 Common Shares.
(2)	In 2015, Mr. Goodwin elected to receive $112,750 of compensation for his services as a director in the form of Common Shares in lieu of cash.

Determination of Director Independence

At least a majority of the directors serving on the Board of Directors must be independent. For a director to be considered independent, our Board of Directors must determine that the director does not have any direct or indirect material relationship with the Company. The Board of Directors has established categorical standards to assist it in determining director independence, which conform to the independence requirements under the NYSE listing rules. Under the categorical standards, a director will be independent unless:

(a)

within the preceding three years: (i) the director was employed by the Company or its Manager; (ii) an immediate family member of the director was employed by the Company or its Manager as an executive officer; (iii) the director or an immediate family member of the director received more than $120,000 per year in direct compensation from the Company, its Manager or any controlled affiliate of its Manager (other than director or committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service)); (iv) the director was employed by or affiliated with the independent registered public accounting firm of the Company or its Manager; (v) an immediate family member of the director was employed by the independent registered public accounting firm of the Company or its Manager as a partner, principal or Manager; or (vi) an executive officer of the Company or its Manager was on the compensation committee of a company which employed the director, or which employed an immediate family member of the director as an executive officer; or

(b)	he or she is an executive officer of another company that does business with the Company and the annual sales to, or purchases from, the Company is the greater of $1 million, or two percent of such other company’s consolidated gross annual revenues.

Whether directors meet these categorical independence tests will be reviewed and will be made public annually prior to our annual meeting of shareholders. The Board of Directors may determine, in its discretion, that a director is not independent notwithstanding qualification under the categorical standards. The Board of Directors has determined that each of Messrs. Goodwin, Robinson and Tuchman are independent for purposes of NYSE Rule 303A and each such director has no material relationship with the Company. In making such determination, the Board of Directors took into consideration that certain directors have invested in the securities of private investment funds or companies managed by or affiliated with the Company’s Manager.

Statement on Corporate Governance

We emphasize the importance of professional business conduct and ethics through our corporate governance initiatives. Our Board of Directors consists of a majority of independent directors (in accordance with the rules of the NYSE). Our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are each composed entirely of independent directors.

We have adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics, which delineate our standards for our officers and directors and employees of our Manager, an affiliate of Fortress Investment Group LLC. We make available, free of charge through a link on our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to such reports, if any, as filed with the SEC as soon as reasonably practicable after such filing. Our site also contains our Code of Business Conduct and Ethics, Code of Ethics for Senior Officers, Corporate Governance Guidelines, and the charters of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee of our Board of Directors. Our website address is www.ftandi.com. You may also obtain these documents by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.

As mentioned above, the Board of Directors has adopted a Code of Business Conduct and Ethics, which is available on our website, that applies to all employees of our Manager who provide services to us, and each of our directors and officers, including our principal executive officer and principal financial officer. The purpose of the Code of Business Conduct and Ethics is to promote, among other things, honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in public communications and reports and documents that the Company files with, or submits to, the SEC, compliance with applicable governmental laws, rules and regulations, accountability for adherence to the code and the reporting of violations thereof.

The Company has also adopted a Code of Ethics for Senior Officers, which is available on our website and which sets forth specific policies to guide the Company’s senior officers in the performance of their duties. This code supplements the Code of Business Conduct and Ethics described above. The Company intends to disclose any changes in or waivers from its Code of Ethics for Senior Officers by posting such information on our website.

The Company does not have a policy to separate the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Mr. Edens had served as the Chairman of the Board of Directors since May 2015 and resigned from his positions as Chairman and director, effective May 2, 2016. The Board of Directors unanimously appointed our current Chief Executive Officer, Mr. Adams, as its Chairman, each effective immediately upon Mr. Edens’ resignation. The Board of Directors believes that having Mr. Adams serve as both Chief Executive Officer and Chairman is an appropriate, effective and efficient leadership structure, and has determined that combining the Chief Executive Officer and Chairman roles provides for clear accountability and leadership responsibility, and facilitates effective decision-making and a cohesive corporate strategy. The Board of Directors periodically reviews its leadership structure. The Company does not have a lead independent director; however, an independent director presides over the executive sessions. For additional information, see “Executive Sessions of Non-Management Directors.”

Board and Committee Meetings

During the year ended December 31, 2015, our Board of Directors held six meetings. No director (other than Mr. Edens) attended fewer than 75 percent of all meetings of our Board of Directors and the committees on which such director served. The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. During 2015, the Audit Committee met three times, the Compensation Committee did not meet and the Nominating and Corporate Governance Committee did not meet. Although director attendance at the Company’s annual meeting each year is encouraged, the Company does not have an attendance policy.

Audit Committee. Our Board of Directors has a standing Audit Committee composed entirely of independent directors. The current members of the Audit Committee are Messrs. Goodwin (Chairman), Robinson and Tuchman, each of whom has been determined by our Board of Directors to be independent in accordance with the rules of the New York Stock Exchange and the SEC’s audit committee independence standards. The purpose of the Audit Committee is to provide assistance to the board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries, including, without limitation, assisting the board’s oversight of (a) the integrity of the Company’s financial statements; (b) the Company’s compliance with legal and regulatory requirements; (c) the Company’s independent registered public accounting firm’s qualifications and independence; and (d) the performance of the Company’s independent registered public accounting firm and the Company’s internal audit function. The Audit Committee is also responsible for appointing the Company’s independent registered public accounting firm and approving the terms of the registered public accounting firm’s services. The Audit Committee operates pursuant to a charter, which is available on our website, www.ftandi.com. You may also obtain the charter by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.

The Board of Directors has determined that Mr. Goodwin qualifies as an “Audit Committee Financial Expert” as defined by the rules of the SEC. As noted above, our Board of Directors has determined that Mr. Goodwin is independent under NYSE and SEC standards.

The Company’s risk management is overseen by the Chief Executive Officer, who receives reports directly from other officers and individuals who perform services for the Company. Material risks are identified and prioritized by management, and material risks are periodically discussed with the Board of Directors. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, including risks and contingencies associated with each area. In addition to the formal compliance program, the Board of Directors encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

Compensation Committee. The members of the Compensation Committee are Messrs. Robinson (Chairman), Goodwin and Tuchman, each of whom has been determined by our Board of Directors to be independent in accordance with the rules of the NYSE. The Compensation Committee is responsible for overseeing the annual review of the management agreement with the Company’s Manager (the “Management Agreement”), administering and approving the grant of awards under any incentive compensation plan, including any equity-based plan, of the Company and making recommendations to the Board of Directors regarding director compensation. The charter of the Compensation Committee is available on our website, at www.ftandi.com. You may also obtain the charter by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.

During 2015, the Company did not pay any cash compensation to its executive officers. The Compensation Committee conducted its annual review of the Management Agreement, after which it advised the full Board of Directors that, in its view, there was no contractual basis for the independent directors to recommend a termination of the Management Agreement and that the management fees earned by our Manager are fair.

Each member of the Compensation Committee is a “non-employee director” as defined under Rule 16b-3 under the Exchange Act and is also an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as well as being an independent director under the New York Stock Exchange listing standards and other applicable laws, rules and regulations.

Nominating and Corporate Governance Committee. Our Board of Directors has a standing Nominating and Corporate Governance Committee composed entirely of independent directors. The current members of the Nominating and Corporate Governance Committee are Messrs. Tuchman (Chairman), Goodwin and Robinson, each of whom has been determined by our Board of Directors to be an independent director in accordance with the rules of the New York Stock Exchange. The functions of the Nominating and Corporate Governance Committee include, without limitation, the following: (a) recommending to the board individuals qualified to serve as directors of the Company and on committees of the board; (b) advising the board with respect to board composition, procedures and committees; (c) advising the board with respect to the corporate governance principles applicable to the Company; and (d) overseeing the evaluation of the board. The charter of the Nominating and Corporate Governance Committee is available on our website, at www.ftandi.com. You may also obtain the charter by writing the Company at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.

The Nominating and Corporate Governance Committee, as required by the Company’s LLC Agreement, will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate and may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

The Company’s LLC Agreement provides certain procedures that a shareholder must follow to nominate persons for election to the Board of Directors. Nominations for director at an annual shareholder meeting must be submitted in writing to the Company’s Secretary at Fortress Transportation and Infrastructure Investors LLC, 1345 Avenue of the Americas, 45th Floor, New York, New York 10105. The Secretary must receive the notice of a shareholder’s intention to introduce a nomination at an annual shareholder meeting (together with certain required information set forth in the Company’s LLC Agreement) within the timeframes set forth below under “Advance Notice for Shareholder Nominations and Proposals for 2017 Annual Meeting.

The Nominating and Corporate Governance Committee believes that the qualifications for serving as a director of the Company are, taking into account such person’s familiarity with the Company, possession of such knowledge, experience, skills, expertise, integrity and diversity as would enhance the board’s ability to manage and direct the affairs and business of the Company, including, when applicable, the ability of committees of the board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or NYSE rule.

In addition to considering a director-candidate’s background and accomplishments, the process for identifying and evaluating all nominees includes a review of the current composition of the Board of Directors and the evolving needs of our business. The Nominating and Corporate Governance Committee will identify potential nominees by asking current directors and executive officers to notify the Committee if they become aware of suitable candidates. The Nominating and Corporate Governance Committee also may, from time to time, engage firms that specialize in identifying director candidates. As described above, the Nominating and Corporate Governance Committee will also consider candidates recommended by shareholders. Our evaluation of nominees does not necessarily vary depending on whether or not the nominee was nominated by a shareholder. In considering candidates submitted by shareholders, the Nominating and Corporate Governance Committee may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate individuals with a variety of complementary skills. The Nominating and Corporate Governance Committee assesses its achievement of diversity through the review of the Board’s composition as part of the Board’s annual self-assessment process.

Shareholder Communications with Directors

The Company provides the opportunity for shareholders and interested parties to communicate with our directors. You can contact our Board of Directors to provide comments, to report concerns, or to ask a question, at the following address.

Fortress Transportation and Infrastructure Investors LLC

Investor Relations

1345 Avenue of the Americas, 45th Floor

New York, New York 10105

Shareholders can contact the non-management directors (including the director who presides over the executive sessions of non-management directors, or the non-management directors as a group, or the Audit Committee as a group) at the address above or at the following email address: ir@ftandi.com.

All communications received as set forth in the preceding paragraph will be opened by the Legal and Compliance Departments of our Manager, for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, sufficient copies of the contents will be made for each director who is a member of the group or committee to which the envelope or e-mail is addressed. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

REPORT OF THE AUDIT COMMITTEE

In accordance with and to the extent permitted by the rules of the SEC, the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of the Company’s future filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be “soliciting material” or to be “filed” under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”).

The Audit Committee operates under a written charter approved by the Board of Directors, consistent with the corporate governance rules issued by the SEC and the NYSE. The Audit Committee’s charter is available on the Company’s website at www.ftandi.com. The members of the Audit Committee hold executive sessions during the course of the year.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate in accordance with generally accepted accounting principles. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s internal controls over financial reporting, including a review of management’s and the independent registered public accounting firm’s assessments of and reports on the effectiveness of internal control over financial reporting and any significant deficiencies or material weaknesses.

The Audit Committee has reviewed and discussed with management the audited financial statements in the annual report to shareholders.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), other standards of the PCAOB, rules of the SEC and other applicable regulations, including the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm under the applicable PCAOB requirements and has discussed with the independent registered public accounting firm their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2015, for filing with the SEC. The Audit Committee and the Board of Directors also have recommended, subject to shareholder approval, the selection of the Company’s independent registered public accounting firm for fiscal year 2016.

The Audit Committee

Paul R. Goodwin, Chairman

Ray M. Robinson

Martin Tuchman

Executive Sessions of Non-Management Directors

Executive sessions of the non-management directors occur during the course of the year. “Non-management directors” include all directors who are not officers of the Company or employees of the Company’s Manager. The non-management director presiding at those sessions will rotate from meeting to meeting among the chair of each of the Nominating and Corporate Governance Committee, the Audit Committee and the Compensation Committee, to the extent the director is present at the executive session.

EXECUTIVE OFFICERS

The following table shows the names and ages of our executive officers and the positions held by each individual. A description of the business experience of each for at least the past five years follows the table.

On May 2, 2016, Jonathan G. Atkeson notified the Company of his resignation, effective as of May 5, 2016, as Chief Financial Officer and Chief Operating Officer. The Board of Directors has named Scott Christopher, our current Chief Accounting Officer, as our Interim Chief Financial Officer, effective immediately upon Mr. Atkeson’s resignation.

Name	Age	Position
Joseph P. Adams, Jr.	58	Chief Executive Officer and Chairman of the Board of Directors
Scott Christopher	43	Interim Chief Financial Officer and Chief Accounting Officer

Joseph P. Adams, Jr. For information regarding Mr. Adams, see “Information Concerning Our Directors, Including the Director Nominees” above.

Scott Christopher has been our Interim Chief Financial Officer since May 2016 and our Chief Accounting Officer since May 2015. From 2010 to 2015, Mr. Christopher worked as Deputy Corporate Controller at American International Group, Inc. Prior to that, he worked at Deloitte & Touche LLP in various capacities in Audit, Advisory and Merger & Acquisition Services. Mr. Christopher received a Bachelor of Business Administration in Accounting from the University of Wisconsin—Madison and is a certified public accountant.

EXECUTIVE AND MANAGER COMPENSATION

Compensation

Each of our officers is an employee of our Manager or an affiliate of our Manager. Our officers are compensated by our Manager and do not receive any cash compensation directly from us. Our Manager is not able to segregate and identify any portion of the compensation that it awards to our officers as relating solely to service performed for us, because the services performed by our officers are not performed exclusively for us. Please refer to the section entitled “Certain Relationships and Related Transactions—Transactions with Related Persons—Management Agreement with Fortress” for a description of the terms of the Management Agreement.

Because our Management Agreement provides that our Manager will assume principal responsibility for managing our affairs, our officers, in their capacities as such, do not receive any cash compensation directly from us. However, in their capacities as officers or employees of our Manager, or its affiliates, they devote such portion of their time to our affairs as is required for the performance of the duties of our Manager under the Management Agreement. We may, from time to time, at the discretion of the Compensation Committee of the Board of Directors, grant options to purchase Common Shares or other equity interests in us to an affiliate of our Manager, who may in turn assign a portion of the options to its employees, including our officers.

Outstanding Equity Awards at Fiscal Year-End for 2015

None of our officers were granted any options as compensation for 2015. As of December 31, 2015, there were no outstanding options held by our officers.

Nonqualified Stock Option and Incentive Award Plan

The Fortress Transportation and Infrastructure Investors LLC Nonqualified Stock Option and Incentive Award Plan (the “Plan”), was adopted by the Board of Directors on May 11, 2015. The Plan is intended to facilitate the use of long-term equity-based awards and incentives for the benefit of the service providers to the Company and our Manager. A summary of the Plan is set forth below.

The Plan is administered by our Board of Directors, which has appointed our compensation committee (the “Compensation Committee”) to administer the Plan. As the administrator of the Plan, the Compensation Committee has the authority to grant awards under the Plan and to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it deems advisable for the administration of the Plan. The Committee also has the authority to interpret the terms and provisions of the Plan, any award issued under the plan and any award agreements relating thereto, and to otherwise supervise the administration of the Plan. In particular, the Compensation Committee has the authority to determine the terms and conditions of awards under the Plan, including, without limitation, the exercise price, the number of Common Shares subject to awards, the term of the awards and the vesting schedule applicable to awards, and to waive or amend the terms and conditions of outstanding awards. All decisions made by the Compensation Committee pursuant to the provisions of the Plan are final, conclusive and binding on all persons.

The terms of the Plan provide for the grant of options (that are not intended to qualify as “incentive stock options” under Section 422 of the Code), stock appreciation rights (“SARs”), restricted stock, performance awards and tandem awards to our Manager or to employees, officers, directors, consultants, service providers or advisors to either our Manager or the Company who have been selected by the Compensation Committee to be participants in the Plan.

We reserved 30,000,000 Common Shares for issuance under the Plan. On the date of any equity issuance by us during the ten-year term of the Plan, that number will be increased by a number of Common Shares equal to 10% of (i) the number of Common Shares newly issued by us in such equity issuance or (ii) if such equity issuance relates to equity securities other than our Common Shares, the number of Common Shares equal to the quotient obtained by dividing the gross capital raised in such equity issuance (as determined by the Compensation Committee) by the fair market value of a common share as of the date of such equity issuance (such quotient, the “Equity Security Factor”). The Common Shares which may be issued pursuant to an award under the Plan may be treasury shares, authorized but unissued shares or shares acquired on the open market to satisfy the requirements of the Plan. Awards may consist of any combination of such shares, or, at our election cash. If any Common Shares subject to an award are forfeited, cancelled, exchanged or surrendered or if an award otherwise terminates or expires without a distribution of shares to the participant, such shares will again be available for grants under the Plan. The grant of a tandem award will not reduce the number of Common Shares reserved and available for issuance under the Plan.

Upon the occurrence of any event which affects the Common Shares in such a way that an adjustment of outstanding awards is appropriate to prevent the dilution or enlargement of rights under the awards, the Compensation Committee will make appropriate equitable adjustments. The Compensation Committee may also provide for other substitutions or adjustments in its sole discretion, including, without limitation, the cancellation of any outstanding award and payment in cash or other property in exchange thereof, equal to the excess, if any, of the fair market value of the shares or other property subject to the award over the exercise price, if any.

We anticipate that we will grant our Manager options in connection with our equity offerings as compensation for our Manager’s role in raising capital for us. In the event that we offer equity securities to the public, we intend to simultaneously grant to our Manager or an affiliate of our Manager a number of options equal to up to 10% of (i) the aggregate number of Common Shares being issued in such offering or (ii) if such equity issuance relates to equity securities other than our Common Shares, the number of Common Shares equal to the Equity Security Factor, in each case at an exercise price per share equal to the offering price per share, as determined by the Compensation Committee. The main purpose of these options is to provide transaction-specific compensation to the Manager, in a form that aligns our Manager’s interests with those of our shareholders, for the valuable services it provides in raising capital for us to invest through equity offerings. In addition, the plan enables the Manager to incentivize its employees who render services to us by making tandem equity awards to them and thus also aligning their interests with those of our shareholders. In each case, the Plan provides that such options will be fully vested as of the date of grant and exercisable as to 1/30 of the shares subject to the option on the first day of each of the 30 calendar months following the date of the grant. The Compensation Committee will determine whether the exercise price will be payable in cash, by withholding from Common Shares otherwise issuable upon exercise of such option or through another method permitted under the plan.

In addition, the Compensation Committee has the authority to grant such other awards to our Manager as it deems advisable, provided that no such award may be granted to our Manager in connection with any issuance by us of equity securities in excess of 10% of (i) the maximum number of Common Shares then being issued or (ii) if such equity issuance relates to equity securities other than our Common Shares, the maximum number of Common Shares determined in accordance with the Equity Security Factor. Our Board of Directors may also determine to issue options to the Manager that are not subject to the Plan, provided that the number of Common Shares underlying any options granted to the Manager in connection with capital raising efforts would not exceed 10% of the equity securities sold in such offering and would be subject to NYSE rules.

Each of the Compensation Committee and our Manager also has the authority under the terms of the Plan to direct tandem options (“Tandem Options”) to employees of our Manager who act as officers or perform other services for us that correspond on a one-to-one basis with the options granted to our Manager, such that exercise by such employee of the Tandem Options would result in the corresponding options held by our Manager being cancelled. As a condition to the grant of Tandem Options, our Manager is required to agree that so long as such Tandem Options remain outstanding, our Manager will not exercise any options under any designated Manager options that relate to the options outstanding under such Tandem Options. If any Tandem Options are forfeited, expire or are cancelled without being exercised, the related options under the designated Manager options will again become exercisable in accordance with their terms. The terms and conditions of any Tandem Options (e.g., the per-share exercise price, the schedule of vesting, exercisability and delivery, etc.) will be determined by the Compensation Committee or the Manager, as the case may be, in its sole discretion and must be included in an award agreement, provided, that the term of such Tandem Options may not be greater than the term of the designated Manager options to which they relate.

All options granted to our Manager will become fully vested and exercisable upon a “change of control” (as defined in the Plan) or a termination of the Manager’s services to us for any reason, and any Tandem Options will be governed by the terms and condition set forth in the applicable award agreements, as determined by the Compensation Committee or the Manager, as the case may be.

As a general matter, the Plan provides that the Compensation Committee has the power to determine at what time or times each option may be exercised and, subject to the provisions of the Plan, the period of time, if any, after death, disability or other termination of employment during which options may be exercised. Options may become vested and exercisable in installments, and the exercisability of options may be accelerated by the Compensation Committee. To the extent permitted by applicable law, we may make loans available to the optionee in connection with the exercise of stock options. Such loans must be evidenced by the delivery of a promissory note and will bear interest and be subject to such other terms and conditions (including, without limitation, the execution by the optionee of a pledge agreement) as the Compensation Committee may determine. In any event, such loan amount may not exceed the sum of (x) the exercise price less the par value of the Common Shares subject to such option then being exercised plus (y) any federal, state or local income taxes attributable to such exercise.

The Compensation Committee may also grant SARs in tandem with all or part of, or completely independent of, a grant of options or any other award under the Plan. A SAR issued in tandem with an option may be granted at the time of grant of the related option or at any time during the term of such option. The amount payable in cash and/or Common Shares with respect to each SAR will be equal in value to a percentage (including up to 100%) of the amount by which the fair market value per share on the exercise date exceeds the fair market value per share on the date of grant of the SAR. The applicable percentage will be established by the Compensation Committee. The award agreement under which the SAR is granted may state whether the amount payable is to be paid wholly in cash, wholly in Common Shares or in any combination of the foregoing, and if the award agreement does not state the manner of payment, the Compensation Committee will determine such manner of payment at the time of payment. The amount payable in Common Shares, if any, is determined with reference to the fair market value per share on the date of exercise.

SARs issued in tandem with options shall be exercisable only to the extent that the options to which they relate are exercisable. Upon exercise of the tandem SAR, and to the extent of such exercise, the participant’s underlying option shall automatically terminate. Similarly, upon the exercise of the tandem option, and to the extent of such exercise, the participant’s related SAR will automatically terminate.

The Compensation Committee may also grant restricted shares, performance awards, and other stock and non-stock-based awards under the Plan. These awards will be subject to such conditions and restrictions as the Compensation Committee may determine, which may include, without limitation, the achievement of certain performance goals or continued employment with us through a specific period.

The Plan provides that each new non-officer or non-employee member of our Board of Directors will be granted an initial one-time grant of an option to purchase Common Shares upon the date of the first meeting of our Board of Directors attended by such director. Such initial option grant, which will be fully vested on the date of grant, will have an exercise price equal to the fair market value of the underlying Common Shares on the date of grant. See “Proposal No. 1 Election of Directors—Compensation of Directors” for additional details on director compensation.

Potential Payments upon Termination or Change of Control

All options granted to our Manager will become fully vested and exercisable upon a “change of control” (as defined in the Plan). All Tandem Options will become fully vested and exercisable if the holder’s employment with our Manager or an affiliate of our Manager is terminated without cause within 12 months following a change of control. However, no optionholder will be entitled to receive any payment or other items of value upon a change in control.

Risk Management

Our officers receive compensation from our Manager based on their services both to us and to other entities, making their compensation unlikely to directly promote unreasonable risk-taking in the management of our business. Additionally, we grant options to our Manager in connection with our equity offerings to align our Manager’s interests with the interests of our shareholders while avoiding an emphasis purely on equity compensation. Based on the assessment of these factors, we concluded that we have a balanced compensation program that does not promote excessive risk taking.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Listed in the following table is certain information with respect to the beneficial ownership of our Common Shares as of April 1, 2016 by each person known by us to be the beneficial owner of more than five percent of our Common Shares, and by each of our directors, director nominees and executive officers, both individually and as a group.

For purposes of this Proxy Statement, a “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

(i)	voting power, which includes the power to vote, or to direct the voting of, our Common Shares; and/or

(ii)	investment power, which includes the power to dispose of, or to direct the disposition of, our Common Shares.

A person is also deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days.

	Amount and
	Nature of
	Beneficial	Percent of
Name and Address of Beneficial Owner(1)	Ownership	Class(2)
Arch Capital Holdings Ltd.(3)	6,068,085	8.0%
The Washington State Investment Board(4)	5,339,229	7.1%
Harvard Management Company, Inc.(5)	3,983,870	5.3%
Morgan Stanley(6)	3,860,059	5.1%
Fortress Investment Group LLC and certain affiliates(7)	748,644	1.0%
Wesley R. Edens(8)	964,368	1.3%
Paul R. Goodwin(9)	26,982	*
Kenneth J. Nicholson(9)	26,966	*
Ray M. Robinson(9)	5,000	*
Martin Tuchman(9)	270,000	*
Joseph P. Adams, Jr.(9)	144,828	*
Jonathan G. Atkeson(9)	78,931	*
Scott Christopher(9)	—	*
All directors, nominees and executive officers as a group (8 persons)	1,517,075	2.0%

*	Denotes less than 1%.
(1)	The address of all officers and directors listed above, and of Fortress Investment Group LLC and certain affiliates, are in the care of Fortress Investment Group LLC, 1345 Avenue of the Americas, 45th Floor, New York, New York 10105.
(2)	Percentages shown assume the exercise by such persons of all options to acquire Common Shares that are exercisable within 60 days of April 11, 2016, and no exercise by any other person.
(3)	No shared voting power or dispositive power as of November 10, 2015, solely based on a Schedule 13G filed with the SEC on April 14, 2016. Arch Capital Holdings Ltd.’s address is Ground Floor, Waterloo House, 100 Pitts Bay Road, Pembroke HM 08, Bermuda.
(4)	No shared voting power or dispositive power as of November 10, 2015, solely based on a Schedule 13G filed with the SEC on November 12, 2015. The Washington State Investment Board’s address is 2100 Evergreen Park Drive SW, P.O. Box 40916, Olympia, WA 98504.
(5)	No shared voting power or dispositive power, as of December 31, 2015, based solely on a Schedule 13G filed with the SEC on February 12, 2016. Harvard Management Company, Inc.’s address is 600 Atlantic Avenue, Boston, MA 02210.

(6)	Sole voting power in respect of 3,856,274 shares; shared voting power in respect of 2,985 shares; and shared dispositive power in respect of 3,860,059 shares, as of January 13, 2016, based solely on a Schedule 13G filed with the SEC on January 22, 2016. Morgan Stanley’s address is 1585 Broadway, New York, NY 10036.
(7)	Includes 713,694 shares owned by Fortress Worldwide Transportation and Infrastructure Investors LP and 34,950 shares owned by FTAI Offshore Holdings L.P.
(8)	Includes 215,724 shares held by Mr. Edens and 748,644 shares held by Fortress Investment Group LLC and certain affiliates. Mr. Edens disclaims beneficial ownership of the shares held by Fortress Investment Group LLC and certain affiliates, except to the extent of his pecuniary interest therein. Mr. Edens, as a beneficial owner of Fortress Investment Group LLC and certain affiliates, may be considered to have, together with the other beneficial owners of Fortress Investment Group LLC and certain affiliates, shared voting and investment power with respect to the shares held by Fortress Investment Group LLC and certain affiliates.
(9)	Includes with respect to each of these individuals the following number of shares issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 11, 2016: Adams—0; Atkeson—0; Christopher—0; Goodwin—5,000; Nicholson—0; Robinson—5,000; and Tuchman—5,000.

Section 16(a) of Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers and persons beneficially owning more than ten percent of a registered class of a company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the SEC and the NYSE.

To our knowledge, based solely on review of the copies of such reports furnished to us during the year ended December 31, 2015, all reports required to be filed by our directors, executive officers and greater-than-ten-percent owners were timely filed in compliance with the Section 16(a) filing requirements other than one Form 4 reporting one transaction for Mr. Atkeson, which was filed late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

SEC rules define “transactions with related persons” to include any transaction in which the Company is a participant, the amount involved exceeds $120,000, and in which any “related person,” including any officer, director, nominee for director or beneficial holder of more than 5% of any class of our voting securities or an immediate family member of any of the foregoing, has a direct or indirect material interest. The Company adopted a written policy that outlines procedures for approving transactions with related persons, and the independent directors review and approve or ratify such transactions pursuant to the procedures outlined in this policy. In determining whether to approve or ratify a transaction with a related person, the independent directors will consider a variety of factors they deem relevant, such as: the terms of the transaction; the terms available to unrelated third parties; the benefits to the Company; and the availability of other sources for comparable assets, products or services. The policy includes standing pre-approvals for specified categories of transactions, including investments in securities offerings and participation in other investment opportunities generally made available to the Manager’s employees.

Our LLC Agreement

Organization and Duration

Our limited liability company was formed on February 13, 2014 as Fortress Transportation and Infrastructure Investors LLC, and will remain in existence until dissolved in accordance with our LLC Agreement.

Amendment of Our LLC Agreement

Amendments to our LLC Agreement may be proposed only by or with the consent of our Board of Directors. To adopt a proposed amendment, our Board of Directors is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as set forth below, an amendment must be approved by holders of a majority of the total Common Shares.

No amendment may be made that would:

•	enlarge the obligations of any shareholder without such shareholder’s consent, unless approved by at least a majority of the type or class of shares so affected;

•	provide that we are not dissolved upon an election to dissolve our limited liability company by our Board of Directors that is approved by holders of a majority of the Common Shares;

•	change the term of existence of the Company; or

•	give any person the right to dissolve our limited liability company other than our Board of Directors’ right to dissolve our limited liability company with the approval of holders of a majority of the total combined voting power of our Common Shares.

The provision of our LLC Agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of holders of at least two-thirds of the Common Shares.

Our Board of Directors may generally make amendments to our LLC Agreement without the approval of any shareholder or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of shareholders in accordance with our LLC Agreement;

•	the merger of the Company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•	a change that our Board of Directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes other than as we specifically so designate;

•	an amendment that our Board of Directors determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board, or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940 (the “1940 Act”), the Investment Advisers Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment or issuance that our Board of Directors determines to be necessary or appropriate for the authorization of additional securities;

•	any amendment expressly permitted in our LLC Agreement to be made by our Board of Directors acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our LLC Agreement;

•	any amendment that our Board of Directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our LLC Agreement;

•	a change in our fiscal year or taxable year and related changes; and

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our Board of Directors may make amendments to our LLC Agreement without the approval of any shareholder or assignee if our Board of Directors determines that those amendments:

•	do not adversely affect the shareholders in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our Board of Directors deems to be in the best interests of us and our shareholders;

•	are necessary or appropriate for any action taken by our Board of Directors relating to splits or combinations of shares under the provisions of our LLC Agreement; or

•	are required to effect the intent expressed in the registration statement for our initial public offering or the intent of the provisions of our LLC Agreement or are otherwise contemplated by our LLC Agreement.

Limitations on Liability and Indemnification of Our Directors and Officers

Our LLC Agreement provides that our directors will not be personally liable to us or our shareholders for monetary damages for breach of a fiduciary duty as a director, except to the extent such exemption is not permitted under the Delaware Limited Liability Company Act.

Our LLC Agreement provides that we must indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

We have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our LLC Agreement against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our LLC Agreement.

Corporate Opportunity

Under our LLC Agreement, to the extent permitted by law:

•	Fortress and its respective affiliates, including the Manager and General Partner, have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;

•	if Fortress and its respective affiliates, including the Manager and General Partner, or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, it has no duty to offer such corporate opportunity to us, our shareholders or affiliates;

•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and

•	in the event that any of our directors and officers who is also a director, officer or employee of Fortress and their respective affiliates, including the Manager and General Partner, acquire knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if Fortress and their respective affiliates, including the Manager and General Partner, pursues or acquires the corporate opportunity or if such person did not present the corporate opportunity to us.

Registration Rights Agreement

We have entered into a registration rights agreement (the “Registration Rights Agreement”) granting our Manager and its affiliates certain rights to register common shares held by them under the Securities Act.

Demand Rights

Under the Registration Rights Agreement, our Manager, the General Partner and their respective affiliates (together with permitted transferees, the “Fortress Entities”), for so long as the Management Agreement is in effect, a year has not elapsed from the execution of the Registration Rights Agreement or the Fortress Entities directly or indirectly beneficially own an amount of our common shares (whether owned at the time of our initial public offering, are subsequently acquired, or may be acquired pursuant to a right to conversion or exercise) equal to or greater than 1% of our common shares issued and outstanding immediately after the consummation of our initial public offering (a “Registrable Amount”), may exercise “demand” registration rights that allow the Fortress Entities, at any time after 180 days following the consummation of our initial public offering, to request that we register under the Securities Act an amount equal to or greater than a Registrable Amount. The Fortress Entities are entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. We are not obligated to grant a request for a demand registration within one month of any other demand registration.

Piggyback Rights

For so long as the Fortress Entities beneficially own a Registrable Amount, the Fortress Entities have “piggyback” registration rights that allow them to include the common shares that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8 or pursuant to an employee benefit plan arrangement) or by any of our other shareholders that have registration rights. These “piggyback” registration rights are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration

We have granted to the Fortress Entities, for so long as they beneficially own a Registrable Amount or otherwise hold restricted Securities, the right to request a shelf registration on Form S-1 or Form S-3 or any other appropriate form providing for offerings of our common shares to be made on a continuous basis until all shares covered by such registration have been sold, subject to our right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statements would be detrimental to us or our shareholders. In addition, the Fortress Entities may elect to participate in such shelf registrations within 10 days after notice of the registration is given.

Indemnification; Expenses; Lock-ups

We have agreed to indemnify the applicable selling shareholders, their affiliates and their respective officers, directors, employees, managers, partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement, prospectus or preliminary prospectus or any issuer free writing prospectus or any amendment or supplement thereto pursuant to which they sell our common shares, unless such liability arose from the applicable selling shareholder’s misstatement or omission, and the applicable selling shareholder have agreed to indemnify us against all losses caused by its misstatements or omissions. We will pay all registration and offering-related expenses incidental to our performance under the Registration Rights Agreement, and the applicable selling shareholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its common shares thereunder. We have agreed to enter into, and to cause our officers and directors to enter into, lock-up agreements in connection with any exercise of registration rights by the Fortress Entities.

Management Agreement and Other Incentive Allocation with Fortress

The Manager is paid annual fees in exchange for advising the Company on various aspects of its business, formulating its investment strategies, arranging for the acquisition and disposition of assets, arranging for financing, monitoring performance, and managing its day-to-day operations, inclusive of all costs incidental thereto. In addition, the Manager may be reimbursed for various expenses incurred by the Manager on the Company’s behalf, including the costs of legal, accounting and other administrative activities. In May 2015, in connection with the completion of our IPO, the Company entered into the Management Agreement which replaced its then-existing management agreement as a private fund. Additionally, we have entered into certain incentive allocation arrangements with Fortress Transportation and Infrastructure Master GP LLC (the “General Partner”), the general partner of the Company’s subsidiary, Fortress Transportation and Infrastructure General Partnership (the “Partnership”). The terms of each arrangement, pre-IPO and post-IPO, are described below.

Pre-IPO Management Agreement

The pre-IPO management fee was calculated at an annual rate of 1.25% for Fortress Worldwide Transportation and Infrastructure Investors LP and Fortress Worldwide Transportation and Infrastructure Offshore LP (which were the initial investors of the Company’s predecessor and investment vehicles sponsored by Fortress, collectively, the “Fund Investors”) with a capital commitment of at least $100 million and 1.50% for any capital commitment of less than $100 million, payable semi-annually in arrears. This percentage was applied to the weighted average of all capital called, reduced for any return of capital resulting from the partial or complete disposition of any Portfolio Investment, as defined therein. During the year ended December 31, 2015, pre-IPO management fees were $3.87 million.

In addition, affiliates of the Manager were entitled to receive an amount not to exceed $1 million per annum to cover certain expenses for legal, compliance, operational, tax, accounting, insurance, transfer agent and informational technology services performed by employees of such affiliates on behalf of the Company or the Fund Investors. No expenses were reimbursed to the Manager or its affiliates for any period prior to the IPO.

Prior to the IPO, the Partnership, was entitled to an incentive return (the “Incentive Return”) generally equal to 10% of the Partnership’s profits (before certain taxes), as defined, subject to: (i) an 8% cumulative preferred return payable to the Fund Investors and (ii) a clawback provision which requires amounts previously distributed as Incentive Return to be returned to the Company for the benefit of the Fund Investors (after adjusting for tax in accordance with the partnership agreement) if, upon the termination of the Company, the amounts ultimately distributed to the General Partner exceed its allocable amount.

The Incentive Return was distributable to the General Partner from Distributable Proceeds of the Partnership as they were distributed. Accordingly, an Incentive Return would have been paid to the General Partner in connection with a particular investment if and when such investment generated proceeds in excess of the capital called with respect to such investment, plus an 8% cumulative preferred return on such investment and on all previously liquidated investments. If, upon the termination of the Partnership, the aggregate amount paid to the General Partner as Incentive Return exceeded the amount actually due after taking into account the aggregate return to the Fund Investors, the excess was required to be returned by the General Partner (“clawed back,” after adjusting for tax in accordance with the Company agreements) to the Company for benefit of the Fund Investors.

Immediately prior to the consummation of the IPO, the General Partner contributed its rights to previously undistributed incentive return pursuant to the Partnership Agreement in exchange for limited partnership interests in each of the Funds equal to the amount of any such undistributed incentive returns.

Certain employees of an affiliate of the Manager are or may become entitled to receive profit sharing arrangements from the General Partner, pursuant to which they receive a portion of the General Partner’s Incentive Return. The Company is not required to reimburse the General Partner for such amounts. During the year ended December 31, 2015, the General Partner did not incur any amounts payable to these employees under such profit sharing arrangements attributable to the operations of the Company.

Post-IPO Management Agreement

In May 2015, the Company entered into a Management Agreement with our Manager, effective upon completion of the IPO, which provides for the day-to-day management of our operations. Our Management

Agreement requires our Manager to manage our business affairs in conformity with the policies and the strategy that are approved and monitored by our Board of Directors. There is no limit on the amount our Manager may invest on our behalf without seeking the approval of our Board of Directors, and our investment mandate is purposefully broad to allow us to opportunistically acquire assets that we believe offer the most attractive risk-adjusted return profile.

Our Manager’s duties include: (i) performing all of our day-to-day functions, (ii) determining acquisition criteria in conjunction with, and subject to the supervision of, our Board of Directors, (iii) sourcing, analyzing and executing on asset acquisitions and sales, (iv) performing ongoing commercial management of the portfolio, and (v) providing financial and accounting management services. Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, which includes, without limitation, the following:

•	serving as our consultant with respect to the periodic review of the acquisition criteria and parameters for asset acquisitions, borrowings, financing transactions and operations;

•	investigating, analyzing, valuing and selecting asset acquisition opportunities;

•	with respect to our prospective acquisitions and dispositions of assets, conducting negotiations with brokers, sellers and purchasers and their respective agents and representatives, investment bankers and owners of privately and publicly held companies;

•	engaging and supervising independent contractors that provide services relating to us or our assets, including but not limited to investment banking, legal or regulatory advisory, tax advisory, due diligence, accounting advisory, securities brokerage and other financial brokerage and consulting services as the Manager determines from time to time is advisable;

•	negotiating the sale, exchange or other disposition of any assets;

•	coordinating and managing operations of any of our joint venture or co-investment interests and conducting all matters with respect to those joint ventures or co-investments;

•	coordinating and supervising all matters related to our assets, including the leasing and/or sale and management of such assets and retaining agents, managers or other advisors in connection therewith;

•	providing executive and administrative personnel, office space and office services required in rendering services to us;

•	administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our Board of Directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

•	communicating with the past, current and prospective holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

•	counseling us in connection with policy decisions to be made by our Board of Directors;

•	evaluating and recommending to our Board of Directors modifications to any hedging strategies in effect on the date hereof and engaging in hedging activities consistent with such strategies, as in effect from time to time;

•	counseling us regarding the maintenance of our exemption from the 1940 Act and monitoring compliance with the requirements for maintaining such an exemption;

•	assisting us in developing criteria that are specifically tailored to our acquisition objectives and making available to us its knowledge and experience with respect to our target assets;

•	representing and making recommendations to us in connection with the purchase and finance, and commitment to purchase and finance, of our target assets, and in connection with the sale and commitment to sell such assets;

•	monitoring the operating performance of our assets and providing periodic reports with respect thereto to our Board of Directors, including comparative information with respect to such operating performance, valuation and budgeted or projected operating results;

•	investing and re-investing any of our moneys and securities (including investing in short-term investments pending investment in asset acquisitions, payment of fees; costs and expenses; or payments of dividends or distributions to our shareholders and partners) and advising us as to our capital structure and capital raising;

•	causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and to conduct quarterly compliance reviews with respect thereto;

•	causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

•	taking all necessary actions to enable us to make required tax filings and reports, including soliciting shareholders for required information to the extent provided by the provisions of the Code;

•	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents required under the Exchange Act;

•	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our Board of Directors;

•	using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be within any expense guidelines set by our Board of Directors from time to time;

•	performing such other services as may be required from time to time for management and other activities relating to our assets as our Board of Directors and our Manager shall agree from time to time or as our Manager shall deem appropriate under the particular circumstances;

•	using commercially reasonable efforts to cause us to comply with all applicable laws; and

•	traveling in connection with the performance of any services or activities relating to our assets, operations, acquisitions or investment analysis.

Indemnification. Pursuant to our Management Agreement, our Manager does not assume any responsibility other than to render the services called for thereunder in good faith and is not responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations. Our Manager, its members, managers, officers and employees is not liable to us or any of our subsidiaries, to our Board of Directors, or our or any subsidiary’s shareholders or partners for any acts or omissions by our Manager, its members, managers, officers or employees, except as described below by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement. To the full extent lawful, we are required to reimburse, indemnify and hold our Manager, its members, managers, officers and employees, sub-advisers and each other person, if any, controlling our Manager, harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of an indemnified party made in good faith in the performance of our Manager’s duties under our Management Agreement and not constituting such indemnified party’s bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement.

Our Manager, to the full extent lawful, reimburses indemnifies and holds the Company, our members, shareholders, directors, officers and employees and each other person, if any, controlling us, harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from our Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under our Management Agreement. Our Manager carries errors and omissions and other customary insurance.

Management Team. Pursuant to the terms of our Management Agreement, our Manager provides us with a management team, including a chief executive officer and chief financial officer, to provide the management services to be provided by our Manager to us. The members of our management team devote such of their time to the management of us as our Board of Directors reasonably deems necessary and appropriate, commensurate with our level of activity from time to time.

Assignment. Our Management Agreement shall terminate automatically upon assignment by the Manager unless such assignment is consented to in writing by the Company and a majority of our independent directors or otherwise permitted under our Management Agreement; provided, however, that our Manager may assign our Management Agreement to an entity whose business and operations are managed or supervised by Mr. Edens, who is a principal and a co-chairman of the board of directors of Fortress and a member of the management committee of Fortress since co-founding Fortress in May 1998. We may not assign our Management Agreement without the prior written consent of our Manager, except in the case of an assignment to another organization which is our successor (by merger, consolidation or purchase of assets), in which case such successor organization shall be bound under our Management Agreement and by the terms of such assignment in the same manner as we are bound under our Management Agreement.

Term. The initial term of our Management Agreement expires on the tenth anniversary of the IPO, and the Management Agreement will be renewed automatically each year for an additional one-year period unless (i) a majority consisting of at least two-thirds of our independent directors or a simple majority of the holders of our outstanding common shares, agree that there has been unsatisfactory performance that is materially detrimental to us or (ii) a simple majority of our independent directors agree that the management fee payable to our Manager is unfair; provided, that we shall not have the right to terminate our Management Agreement under foregoing clause (ii) if the Manager agrees to continue to provide the services under the Management Agreement at a fee that a simple majority of our independent directors has reasonably determined to be fair.

If we elect not to renew our Management Agreement at the expiration of the original term or any such one-year extension term as set forth above, our Manager will be provided with notice of any such termination at least 60 days prior to the expiration of the then existing term. In the event of such termination or other termination as set forth above, we would be required to pay the termination fee, and the General Partner would be entitled to receive the Incentive Allocation Fair Value Amount, in each case as described below. If the Manager elects not to renew our Management Agreement at the expiration of the original term or any one-year extension term as set forth above, the Manager will provide us with notice of such termination at least 60 days prior to the expiration of the then existing term, and the Management Agreement will expire on its expiration date following the delivery of such notice.

We may also terminate our Management Agreement at any time for cause effective upon 60 days’ prior written notice of termination from us to our Manager, in which case no termination fee would be due, for the following reasons:

•	the willful violation of the Management Agreement by the Manager in its corporate capacity (as distinguished from the acts of any employees of the Manager which are taken without the complicity of any of the Manager’s management) under the Management Agreement;

•	our Manager’s fraud, misappropriation of funds, or embezzlement against us; and

•	our Manager’s gross negligence of duties under our Management Agreement.

In addition, our Manager may terminate the Management Agreement effective upon 60 days’ prior written notice of termination to us in the event that we default in the performance or observance of any material term, condition or covenant contained in the Management Agreement and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30 day period. If our Management Agreement is terminated by our Manager upon our breach, we would be required to pay to our Manager the termination fee and to the General Partner the Incentive Allocation Fair Value Amount, each of which is described below.

Management Fee. The Manager is entitled to a management fee, incentive allocations (comprised of income incentive allocation and capital gains incentive allocation, defined below) and reimbursement of certain expenses. The post-IPO management fee is determined by taking the average value of total equity (excluding non-controlling interests) determined on a consolidated basis in accordance with GAAP at the end of the two most recently completed months multiplied by an annual rate of 1.50%, and is payable monthly in arrears in cash. For the year ended December 31, 2015, total post-IPO management fees were $11.15 million.

Reimbursement of Expenses. The Company will pay all of its operating expenses, except those specifically required to be borne by the Manager under the Management Agreement. The expenses required to be paid by the Company include, but are not limited to, issuance and transaction costs incident to the acquisition, disposition and financing of the Company’s assets, legal and auditing fees and expenses, the compensation and expenses of the Company’s independent directors, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of the Company (including commitment fees, legal fees, closing costs, etc.), expenses associated with other securities offerings of the Company, costs and expenses incurred in contracting with third parties (including affiliates of the Manager), the costs of printing and mailing proxies and reports to the Company’s shareholders, costs incurred by the Manager or its affiliates for travel on the Company’s behalf, costs associated with any computer software or hardware that is used for the Company, costs to obtain liability insurance to indemnify the Company’s directors and officers and the compensation and expenses of the Company’s transfer agent.

The Company will pay or reimburse the Manager and its affiliates for performing certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants. The Manager is responsible for all of its other costs incident to the performance of its duties under the Management Agreement, including compensation of the Manager’s employees, rent for facilities and other “overhead” expenses; the Company will not reimburse the Manager for these expenses. For the year ended December 31, 2015, reimbursable expenses were $6.30 million, consisting of reimbursement of $4.12 million recorded as general and administrative expenses and $2.18 million acquisition and transaction expenses.

Termination Fee. If the Company terminates the Management Agreement, it will generally be required to pay the Manager a termination fee. The termination fee is equal to the amount of the management fee during the 12 months immediately preceding the date of the termination. In addition, an Incentive Allocation Fair Value Amount will be distributable to the General Partner if the General Partner is removed due to the termination of the Management Agreement in certain specified circumstances. The Incentive Allocation Fair Value Amount is an amount equal to the Income Incentive Allocation (as defined below) and the Capital Gains Incentive Allocation (as defined below) that would be paid to the General Partner if the Company’s assets were sold for cash at their then current fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments).

Grant of Options to Our Manager. Upon the successful completion of a post-IPO offering of the Company’s Common Shares or other equity securities (including securities issued as consideration in an acquisition), the Company will grant the Manager options to purchase Common Shares in an amount equal to 10% of the number of Common Shares being sold in the offering (or if the issuance relates to equity securities other than the

Company’s Common Shares, options to purchase a number of Common Shares equal to 10% of the gross capital raised in the equity issuance divided by the fair market value of a common share as of the date of issuance), with an exercise price equal to the offering price per share paid by the public or other ultimate purchaser or attributed to such securities in connection with an acquisition (or the fair market value of a common share as of the date of the equity issuance if it relates to equity securities other than our Common Shares). Any ultimate purchaser of Common Shares for which such options are granted may be an affiliate of Fortress.

Income Incentive Allocations. The income incentive allocation payable to the General Partner is calculated and distributable quarterly in arrears based on the pre-incentive allocation net income for the immediately preceding calendar quarter (the “Income Incentive Allocation”). For this purpose, pre-incentive allocation net income means, with respect to a calendar quarter, net income attributable to shareholders during such quarter calculated in accordance with GAAP excluding the Company’s pro rata share of (1) realized or unrealized gains and losses, and (2) certain non-cash or one-time items, and (3) any other adjustments as may be approved by the Company’s independent directors. Pre-incentive allocation net income does not include any Income Incentive Allocation or Capital Gains Incentive Allocation (described below) paid to the General Partner during the relevant quarter.

A subsidiary of the Company allocates and distributes to the General Partner an Income Incentive Allocation with respect to its pre-incentive allocation net income in each calendar quarter as follows: (1) no Income Incentive Allocation in any calendar quarter in which pre-incentive allocation net income, expressed as a rate of return on the average value of the Company’s net equity capital (excluding non-controlling interests) at the end of the two most recently completed calendar quarters, does not exceed 2.0% for such quarter (8.0% annualized); (2) 100% of pre-incentive allocation net income with respect to that portion of such pre-incentive allocation net income, if any, that is equal to or exceeds 2.00% but does not exceed 2.2223% for such quarter; and (3) 10.0% of the amount of pre-incentive allocation net income, if any, that exceeds 2.2223% for such quarter. These calculations will be prorated for any period of less than three months. No Income Incentive Allocation was due to the General Partner for the year ended December 31, 2015.

Capital Gains Incentive Allocations. Capital Gains Incentive Allocation payable to the General Partner is calculated and distributable in arrears as of the end of each calendar year and is equal to 10% of the Company’s pro rata share of cumulative realized gains from the date of our initial public offering through the end of the applicable calendar year, net of the Company’s pro rata share of cumulative realized or unrealized losses, the cumulative non-cash portion of equity-based compensation expenses and all realized gains upon which prior performance-based Capital Gains Incentive Allocation payments were made to the General Partner (the “Capital Gains Incentive Allocation”). No Capital Gains Incentive Allocation was due to the General Partner for the year ended December 31, 2015.

Other Transactions

On August 27, 2014, the Company, together with various other parties (as described below), acquired certain assets and assumed certain liabilities of Jefferson Refinery, LLC, Port of Beaumont Petroleum Transload Terminal I, LLC, and Port of Beaumont Petroleum Transload Terminal II, LLC (collectively “Jefferson Terminal”). Jefferson Terminal is comprised of complementary energy logistics assets and is headquartered in The Woodlands, Texas. Its principal operations are to engage in the business of terminalling, storage, throughput and transloading of crude oil and petroleum products. Prior to the acquisition, a subsidiary of the Company had several term loan agreements with Jefferson Refinery, LLC (“Pre-Existing Debt Relationships”) of $97.6 million.

Jefferson Terminal was purchased for an aggregate purchase price of approximately $608.3 million, including assumed liabilities of $522.5 million (of which $97.6 million relates to Pre-Existing Debt Relationships) and equity consideration of $38.2 million. As of December 31, 2015, the Company owns a 60% interest in Jefferson Terminal with a 20% interest owned by a portion of the retaining shareholders and the remaining 20% interest owned by a private equity fund sponsored by Fortress.

On March 7, 2016, the Company entered into various agreements in connection with a financing conducted by Jefferson Terminal, including an intercompany arrangement (the “Fee and Support Agreement”) with FTAI Energy Holdings LLC (“FTAI Holdings”), FTAI Energy Partners LLC (“FTAI Energy”), Jefferson Railport Terminal II LLC (“Jefferson Railport”) (each majority-owned subsidiaries of the Company) and FEP Terminal Holdings LLC (“FEP”), an affiliate of the Company, pursuant to which FTAI Holdings and FEP covenanted and agreed, severally but not jointly, to be responsible on a pro rata basis (based on their relative equity ownership in FTAI Energy) for the monetary obligations of Jefferson Railport and Jefferson Railport Terminal II Holdings LLC, a majority-owned subsidiary of the Company and parent of Jefferson Railport (“Jefferson Holdings”) under that certain Standby Bond Purchase Agreement, dated as of February 1, 2016 (as described in the Company’s Annual Report on Form 10-K, the “Standby Bond Purchase Agreement”), in exchange for which FTAI Holdings and FEP will receive a fee from FTAI Energy of approximately $6.9 million to be shared by FTAI Holdings and FEP on the same pro rata basis. The Fee and Support Agreement was entered into by the Company, FTAI Holdings and FEP, respectively, in their capacity as existing equityholders of Jefferson Railport, and no consideration was paid to or received by or between any of them (except for the $6.9 million fee referenced above). Mr. Edens, our former Chairman and Co-Chairman and Principal of Fortress, an affiliate of which is the manager of the Company, and Randal Nardone, the Chief Executive Officer, director and a Principal of Fortress, are currently the seed investors in FEP. The Fee and Support Agreement provides that in no event shall any provision of such agreement limit the Company’s obligations pursuant to that certain Capital Call Agreement, dated as of February 1, 2016 (as described in the Company’s Annual Report on Form 10-K, the “Standby Bond Purchase Agreement”). The Fee and Support Agreement terminates upon the earlier of (i) the date on which Jefferson Holdings receives funds directly or indirectly from the Company sufficient to satisfy its obligations under the Standby Bond Purchase Agreement, (ii) the termination of the Standby Bond Purchase Agreement in accordance with its terms, (iii) the third business day after the Initial Bonds Remarketing Date and (iv) such other date on which all parties to the Fee and Support Agreement shall consent in writing to the termination of the Fee and Support Agreement. The Fee and Support Agreement was unanimously approved by the independent directors of the Company. Amounts payable to FTAI Holdings and FEP under the Fee and Support Agreement have been paid in the form of additional indebtedness under an existing intercompany credit agreement between a subsidiary of FTAI Energy, as borrower, and a jointly owned subsidiary of FTAI Holdings and FEP, as lender. Amounts outstanding under such credit agreement bear interest at a rate of 12% per annum. The credit agreement matures on January 2, 2017.

PROPOSAL NO. 2

APPROVAL OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Proposed Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors appointed Ernst & Young LLP, effective May 5, 2016, to be our independent registered public accounting firm for the fiscal year ending December 31, 2016 and has further directed that the selection of the independent registered public accounting firm be submitted for approval by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP (“PwC”) served as the independent registered public accounting firm for us and our subsidiaries for the quarter ended March 31, 2016 and the fiscal years ended December 31, 2015 and 2014. In connection with the engagement of Ernst & Young LLP, the Company dismissed PwC as the Company’s independent registered public accounting firm, effective May 5, 2016.

PwC’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2015 and 2014 contained no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended December 31, 2015 and 2014 and the subsequent interim period through May 5, 2016, there have been (i) no disagreements between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of the disagreements in their reports on the Company’s consolidated financial statements for such years and (ii) no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). During the fiscal years ended December 31, 2015 and 2014 and the subsequent interim periods through May 5, 2016, neither the Company nor anyone on its behalf has consulted with Ernst & Young LLP regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report or oral advice was provided to the Company that Ernst & Young LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or (iii) any reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Representatives of Ernst & Young LLP and PwC will be present in person at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

The Board of Directors recommends that you vote FOR the approval of the appointment of Ernst & Young LLP as independent registered public accounting firm for the Company for fiscal year 2016.

Principal Accountant Fees and Services

The following table presents fees for professional audit services and other services rendered to our Company by PwC for the fiscal years ended December 31, 2015 and 2014 (in thousands):

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2015	$2,304	—	$334	—
2014	$2,085	$220	$350	$3

Audit Fees. Includes fees for the audits of the consolidated financial statements of the Company, statutory audits required internationally, comfort letters, consents, assistance with and review of documents filed with the SEC, and other attest services.

Audit-Related Fees. Includes fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultation for contemplated transactions.

Tax Fees. Includes fees for tax compliance, including the preparation, review and filing of tax returns, as well as tax advice related to contemplated transactions.

All Other Fees. Includes software licensing fee.

The Audit Committee has considered all services provided by the independent registered public accounting firm to us and concluded this involvement is compatible with maintaining the auditors’ independence.

The Audit Committee is responsible for appointing the Company’s independent registered public accounting firm and approving the terms of the independent registered public accounting firm’s services. All engagements for services following the initial public offering, in the most recent fiscal year were pre-approved by the Audit Committee. The Audit Committee has a policy requiring the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm.

ADVANCE NOTICE FOR SHAREHOLDER NOMINATIONS AND PROPOSALS

Proposals received from shareholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Shareholder proposals are eligible for consideration for inclusion in the proxy statement for the 2017 annual meeting of shareholders if they are received by the Company on or before January 6, 2017. However, if the 2017 annual meeting date is advanced or delayed by more than 30 days from the anniversary of the previous year’s meeting, to be timely a proposal by the shareholders must be received no later than a reasonable time before the Company begins to print and send its proxy materials. In addition, all proposals will need to comply with Rule 14a-8, which lists the requirements for inclusion of shareholder proposals in company-sponsored proxy materials. Any proposal should be directed to the attention of the Company’s Secretary at 1345 Avenue of the Americas, 45th Floor, New York, New York 10105.

In order for a shareholder proposal, including proposals regarding director nominees, submitted outside of Rule 14a-8 to be considered at any annual meeting of shareholders, our LLC Agreement requires that such proposal be made by an eligible shareholder who has delivered a timely notice to the Secretary of the Company at our principal executive offices and otherwise meets the information and procedural requirements prescribed by our LLC Agreement. Subject to certain exceptions, (i) in order for a proposal relating to business to be conducted at the Annual Meeting to be “timely” under the Company’s LLC Agreement, it must be received by the Secretary of the Company at our principal executive office no later than May 16, 2016 and (ii) in order for a proposal relating to business to be conducted at our 2017 annual meeting of shareholders to be “timely” under the Company’s LLC Agreement, it must be received by the Secretary of the Company at our principal executive office no earlier than January 6, 2017 and no later than February 5, 2017. However, in the event that the date of mailing of the notice of the 2017 annual meeting of shareholders is advanced or delayed by more than 30 days from June 15, 2017, for a proposal by the shareholders to be timely, it must be received no later than the 10th day after the earlier of the day on which notice of such meeting is posted to shareholders or the day on which public announcement of the date of such meeting is first made by the Company. All director nominations and shareholder proposals, other than shareholder proposals made pursuant to Rule 14a-8, must comply with the requirements of our LLC Agreement, or they may be excluded from consideration at the meeting.

OTHER MATTERS

The Board of Directors knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may read and copy any reports, statements or other information we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and on the website maintained by the SEC at www.sec.gov. In addition, our SEC filings are available, free of charge, on our website: www.ftandi.com. Such information will also be furnished upon written request to Fortress Transportation and Infrastructure Investors LLC, 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations.

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for annual reports and proxy statements with respect to two or more shareholders sharing the same address by delivering a single annual report and proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single annual report and proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to Fortress Transportation and Infrastructure Investors LLC, 1345 Avenue of the Americas, 45th Floor, New York, New York 10105, Attention: Investor Relations or by contacting Investor Relations at (212) 798-6128, and we will deliver promptly a separate copy of the annual report and proxy statement.

Instead of receiving future copies of our proxy materials by mail, you can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, will give you an electronic link to the proxy voting site and also will also help preserve environmental resources.

Shareholders of Record. If you vote on the Internet at www.proxyvote.com, simply follow the prompts for enrolling in the electronic proxy delivery service.

Street Name Holders. If you hold your shares in a bank or brokerage account, you also may have the opportunity to receive the proxy materials electronically. Please check the information provided in the proxy materials you receive from your bank or broker regarding the availability of this service.

Your election to receive proxy materials by email will remain in effect until you terminate it.

By Order of the Board of Directors,

/s/ Cameron D. MacDougall
Cameron D. MacDougall
Secretary

New York, New York

May 6, 2016

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC

1345 AVENUE OF THE AMERICAS, 45TH FLOOR

NEW YORK, NY 10105

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E09408-P79950

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC

For All Withhold All For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

01) Paul R. Goodwin

02) Ray M. Robinson

The Board of Directors recommends you vote FOR the following proposal:

For Against Abstain

2. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for Fortress Transportation and Infrastructure Investors LLC for fiscal year 2016.

NOTE: The Board of Directors may consider and act upon any other business properly presented at the Annual Meeting. If this proxy is properly executed, then these shares will be voted either in the manner you indicate above or, if no direction is indicated, in the manner directed by the Board of Directors (including with respect to any matter not specified above that is properly presented at the Annual Meeting).

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E09409-P79950

FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC

Annual Meeting of Shareholders

June 15, 2016

This proxy is solicited on behalf of the Board of Directors

The shareholder(s) hereby appoint(s) Joseph P. Adams, Jr. and Scott Christopher, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Common Shares of FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Time on June 15, 2016 at The Hilton Hotel, 1335 Avenue of the Americas, New York, NY 10019, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE SELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE RATIFICATION PROPOSAL.

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side